Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

(First United Security Bank)

THIS AGREEMENT (this “Agreement”) is made as of the 20th day of May, 2014 (the “Effective Date”) by and between Anthony G. Cashio (the “Employee”); First United Security Bank, an Alabama banking corporation (the “Bank”); and United Security Bancshares, Inc., a Delaware corporation (“USB”; together with the Bank, the “Company”).

WHEREAS, as of the Effective Date, the Employee serves as Executive Vice President, Credit Division, and Chief Credit Officer of the Bank, which is a wholly-owned subsidiary of USB;

WHEREAS, the Company desires to provide certain compensation to the Employee in the event of a Change in Control; and

WHEREAS, capitalized terms used in this Agreement that are not otherwise defined herein have the meanings assigned in Section 19 below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Severance Benefits Upon Termination of Employment.

(a)Payments.  If, during the Term, the Employee either (1) experiences an involuntary Termination of Employment without Cause during the Post-Change in Control Period, or (2) voluntarily resigns effecting a Termination of Employment for Good Reason during the Post-Change in Control Period (each, a “Qualifying Termination of Employment”), then the Employee will be entitled to:

(i)	a one-time lump sum payment, within 60 days of the effective date of the Termination of Employment, in an amount equal to two hundred percent (200%) of Base Salary (the “Severance Benefit”);

(ii)

any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed, all as of the effective date of the Termination of Employment and payable with the Company’s first regular payroll following the Termination of Employment; and

(iii)

any rights and benefits (if any) expressly provided to the Employee under plans and programs of the Company upon termination of employment, determined in accordance with the applicable terms and provisions of such plans and programs.

(b)Release Condition.  Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Company’s payment of the Severance Benefit, the Employee must (i) execute a general release agreement in favor of the Company and its affiliates in such form as is acceptable to the Company within the 60-day period following the Termination of Employment (but prior to the payment of the Severance Benefit) and (ii) not timely revoke the general release agreement during any revocation period ending prior to the 60-day period pursuant to the terms of the general release agreement.

(c)No Section 280G Golden Parachute.  If, in the good faith determination of the Company or its independent certified public accountants (the “Accountants”), the aggregate present value (determined as of the date of the Change in Control in accordance with the provisions of Section 280G of the Code) of both the Severance Benefit and any other payments to the Employee in the nature of compensation that are contingent on a change in ownership or effective control of USB or the Bank or in the ownership of a substantial portion of the assets of USB or the Bank (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall be reduced (in accordance with Section 409A) to an amount no greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.  In the event that the Aggregate Severance is required to be reduced pursuant to this Section 1(c), the latest payments in time shall be reduced first, and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.  The amount and order of any reductions pursuant to this Section 1(c) will be determined in the reasonable discretion of the Company or, at the Company’s election, the Accountants.  Neither the Company nor the Accountants will have any liability for actions taken in compliance with these provisions.

2.No Mitigation.  No amounts or benefits payable to the Employee hereunder shall be subject to mitigation or reduction by income or benefits that the Employee receives from other sources.

3.Taxes.  All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations. The Company may withhold such taxes in accordance with customary payroll practices.  The Employee, and not the Company, shall be solely responsible for the payment when and as due of any and all taxes in connection with payments and benefits provided to the Employee by the Company, including without limitation all income taxes and any excise taxes that may be due, and no taxes shall be subject to payment or reimbursement by the Company.

4.Restrictive Covenants.

(a)Unauthorized Disclosure. During the period of the Employee’s employment with the Bank and for 3 years following any Termination of Employment, without the prior written consent of the Bank, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, the Employee shall use the Employee’s best efforts to consult with the Bank prior to responding to any such order or subpoena, and except as required in performance of the Employee’s duties hereunder, the Employee shall not use for the benefit of, or disclose to, any Person other than the Company any documents or information, whether written or not, that come into his possession or knowledge during his course of employment with the Bank, including without limitation the identity, borrowing arrangements, financial and business conditions and goals and operations of customers of the Company and the Company’s business methods, business records, documentation, sales, services and techniques (collectively, “Confidential Information”), unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of the Employee’s breach of this Section 4(a).

(b)Non-Competition.  During the period of the Employee’s employment with the Bank and for 2 years following a Qualifying Termination of Employment that results in the Employee being entitled to the Severance Benefit and other rights and benefits set forth in Section 1(a) of this Agreement, the Employee shall not (other than on behalf of the Bank), directly or indirectly, by or through any Person in any capacity (whether as a principal, employee, consultant, agent, lender, member, organizer or shareholder), (i) carry on or engage in the business of banking or any similar business (including without limitation any business that involves managing banks, accepting deposits and/or making, brokering, servicing or originating loans) in any County in the State of Alabama in which the Bank or any of its subsidiaries has an office or branch at such time (the “Territory”) or (ii) perform services for any bank, bank holding company, bank or bank holding company in organization, corporation or other Person that has a branch or office in, or conducts any banking or similar business in, the Territory.  For the sake of clarity, following a Termination of Employment the restrictive covenants in this Section 4(b) shall only apply under the circumstances described herein and shall not apply, for example, following any Termination of Employment before or after the Post-Change in Control Period or following a Termination of Employment at any time either (x) by the Bank with Cause or (y) by the Employee without Good Reason.

(c)Non-Solicitation.  During the period of the Employee’s employment with the Bank and for 2 years following any Termination of Employment (the “Restriction Period”), the Employee shall not (other than on behalf of the Bank), directly or indirectly, for the Employee’s own account or for the account of any other Person (i) solicit, represent in any capacity (or otherwise be involved in any way), accept or transact any business with or from any Customers or prospective Customers that were Customers or prospective Customers at any time during the period within 3 years prior to the Termination of Employment, (ii) take any action reasonably likely to damage the business or prospects of the Bank, including without limitation inducing or attempting to induce or encourage any of such Customers or prospective Customers to withdraw or fail to renew any business with, or otherwise curtail, cancel or divert any business away from, the Bank, or (iii) solicit or hire (as an employee, independent contractor, consultant or otherwise) any person, or solicit or facilitate the employment (as an employee, independent contractor, consultant or otherwise) of any such person by another entity or person, who is employed or retained by the Bank or who was employed or retained by the Bank at any time during the period within 12 months prior to the Termination of Employment.

(d)Return of Documents. Upon the Termination of Employment, the Executive shall deliver to the Company (i) all property of the Company or any of its affiliates then in the Employee’s possession and (ii) all documents and data of any nature and in whatever medium of the Company or any of its affiliates, and the Employee shall not take with the Employee any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)Non-Disparagement. The Employee will not, at any time during the Restriction Period, disparage the Bank or USB or any of their respective current, former or future directors, officers, management personnel or representatives.

(f)Tolling. If the Employee violates any of the provisions of Section 4(b) or (c) above, the period during which the covenants set forth therein shall apply shall be extended one day for each day in which a violation of such covenants occurs.  The purpose of this provision is to prevent the Employee from profiting from his own wrong if he violates such covenants.

(g)Acknowledgements. The Employee acknowledges and agrees that he has and will have a prominent role in the development of the goodwill of the Bank and its affiliates, and has and will establish and develop relations and contacts with the principal business relationships of the Bank and its affiliates in the State of Alabama and beyond, all of which constitute valuable goodwill of, and could be used by the Employee to compete unfairly with, the Bank and its affiliates and that (i) in the course of the Employee’s employment, the Employee will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Bank and its affiliates that could be used to compete unfairly with the Bank and its affiliates; (ii) the covenants and restrictions contained in this Section 4 are intended to protect the legitimate interests of the Bank and its affiliates and their respective goodwill, trade secrets and other confidential and proprietary information; (iii) the Employee desires to be bound by such covenants and restrictions; and (iv) the Employee agrees that the covenants in this Section 4 are reasonable with respect to their duration, geographical area and scope.

(h)Remedies. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee contained in this Section 4 relate to special, unique and extraordinary matters and that a material violation of any of the terms of such covenants, obligations or agreements will cause the Bank and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain the Employee from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company and its affiliates may have.

5.Terminable At Will Employment.  Nothing herein shall entitle the Employee to continued employment with the Bank, USB or any of their respective affiliates or to continued tenure in any specific office or position.  The Employee’s employment with the Bank shall be terminable at the will of the Bank, with or without Cause, subject to the terms of any other written agreement as may be in effect between the parties.

6.Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.  This Agreement may be assigned by the Company to any legal successor or to an entity that purchases all or substantially all of the assets of the Company, provided that the assignee assumes the obligations of the Company under this Agreement. In the event of any assignment of this Agreement permitted by this Section 6, the terms “Bank,” “USB” and “Company” as defined herein will refer to the assignee(s), and the Employee will not be deemed to have terminated employment hereunder until the Employee terminates employment from the assignee(s).

7.Notice.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the to the Employee at the last address or facsimile number on file with the Company or, in the case of the Company, to the President of USB at USB’s principal offices.

8.Headings. Sections or other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated; provided, however, that the restrictive covenants and other provisions in Section 4 of this Agreement are in addition to, and shall not supersede or terminate, any restrictive covenant contained in any other agreement between the Employee and USB and/or the Bank entered into on or prior to the Effective Date.  In addition, any payments that otherwise may become due to the Employee under any generally applicable severance plan or similar policy pursuant to which the Employee is or may become eligible for benefits, which plan or policy does not provide for payments of nonqualified deferred compensation, as contemplated by Code Section 409A, shall be reduced by the amount of the Severance Benefit that becomes payable pursuant to this Agreement.

10.Severability.  If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  The Employee and the Company agree that the covenants contained in Section 4 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.  The parties agree that the scope of this Agreement is intended to extend to the Company the maximum protection permitted by law.

11.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Alabama, without regard to conflicts of laws provisions thereof that would require application of the laws of another jurisdiction, other than those that mandatorily apply.  Each party hereby irrevocably submits to the jurisdiction of the state courts sitting in Clarke County, Alabama, and the federal courts of the United States located in the Southern District of Alabama, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each such party understands and has considered the implications of this waiver; (c) each such party makes this waiver voluntarily; and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.

12.Term.  The term of this Agreement (the “Term”) shall become effective as of the Effective Date and shall remain in effect until the earliest of:

(a)the Employee’s Termination of Employment, regardless of the manner in which it was effected, prior to the effective date of a Change in Control;

(b)the conclusion of the Post-Change in Control Period, provided there has been no Qualifying Termination of Employment prior thereto;

(c)a termination pursuant to Section 13;

(d)the expiration date specified in a written notice (the “Expiration Notice”) provided to the Employee by the Company; provided, however, that such expiration date must be at least 90 days following the date of the Expiration Notice; provided, further, that the Company may not provide an Expiration Notice following, or in anticipation of, a Change in Control; or

(e)the date on which all amounts that may be payable to the Employee pursuant to Section 1 have been paid in connection with a Qualifying Termination of Employment.

13.Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and the Employee.

14.Survival.  The provisions of Sections 2 through 19 of this Agreement shall survive the expiration of the Term or any other termination of this Agreement.

15.Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6).  Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Section 409A, any amounts under this Agreement that are “deferred compensation” within the meaning of Section 409A shall not be made before the date that is six (6) months after the date of the Termination of Employment, or if earlier, his date of death.  For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and the Employee agree to negotiate in good faith to make amendments to this Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and the Employee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Employee in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

16.Regulatory Matters.  The Company’s obligations under this Agreement are subject to the orders, rules and regulations of the federal and state banking regulators as may be in effect from time to time, including without limitation FDIC regulations governing “golden parachute payments” set forth at 12 CFR Part 359.  If the Company is prevented from discharging its obligations hereunder as a result of any such orders, rules or regulations, the Company shall be released from its obligations and shall not be deemed to have breached this Agreement, to that extent.  The Company shall have no obligation to petition the FDIC (and/or other regulatory agency having jurisdiction over the Company) for permission to treat any payments as “permissible golden parachute payments.”

17.Clawback.  Notwithstanding any other provisions in this Agreement to the contrary (but subject to compliance with Section 409A, as applicable), any compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deduction and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to the extent that it implements the requirements of any such law, government regulation or stock exchange listing requirement).

18.Counterparts. This Agreement may be executed by facsimile, electronically transmitted signature and/or by “PDF,” and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.Definitions.  For purposes of this Agreement, the following terms and conditions shall have the meanings set forth in this Section 19:

(a)“Base Salary” means the Employee’s annual base salary with the Bank in effect as of the effective date of the Termination of Employment.

(b)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)“Board” means the board of directors of USB.

(d)“Cause” shall be determined by the Board in the exercise of good faith and reasonable judgment and shall mean (i) failure of the Employee to perform his duties or responsibilities or to follow the lawful and reasonable direction of the Board or the Company’s senior management, as the case may be; (ii) the Employee’s material violation of the written policies or procedures of the Company or its affiliates; (iii) the Employee’s engaging in fraud, willful misconduct, dishonesty or any other knowing or willful conduct that has caused or is reasonably expected to result in material injury or reputational harm to the Company or any of its affiliates; (iv) any breach by the Employee of any fiduciary duty owed to the Company any of its affiliates; (v) the Employee’s commission of, or entering a plea of guilty or nolo contendere to, (A) a crime that constitutes a felony in the jurisdiction involved or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (vi) any material breach by the Employee of any of his obligations under this Agreement or under any other written agreement or covenant with the Company or any of its affiliates; (vii) the Employee’s misappropriation, theft or embezzlement of funds or property; (viii) the Employee’s insubordination or gross negligence in connection with his employment or the performance of his duties; (ix) the Employee’s knowing or intentional failure or unwillingness to cooperate with any internal investigation or investigation by regulatory or law enforcement authorities, or knowing or intentional destruction or failure to preserve documents or other materials relevant to such investigation, or the knowing or intentional inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (x) the Employee’s violation of federal or state banking laws or suspension or removal by any federal or state banking regulator.  Except in the event of a failure, violation or breach that, by its nature, cannot reasonably be expected to be cured, if a termination for Cause is based on items (i), (ii) or (vi) above, the Board shall not make any such determination without first providing the Employee with a written notice of the reason(s) that the Board believes Cause exists and giving the Employee a reasonable period within which to cure or to take substantial steps to cure or remediate the results or actions underlying or constituting Cause.

(e)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions has been satisfied after the Effective Date:

(i)any Person (other than (A) those Persons in control of USB as of the Effective Date, (B) a trustee or other fiduciary holding securities under an employee benefit plan of USB or (C) a corporation or holding company owned directly or indirectly by the shareholders of USB in substantially the same proportions as their ownership of stock of USB) becomes the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of USB’s then outstanding securities; or

(ii)consummation of the sale or disposition of all or substantially all of the assets of USB; or

(iii)consummation of a merger, consolidation or reorganization of USB with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of USB outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) greater than 50% of the combined voting power of the voting securities of USB (or the surviving entity, or an entity that as a result of such transaction owns USB or other surviving entity or all or substantially all of USB’s assets either directly or through one or more subsidiaries) outstanding immediately after such merger, consolidation or reorganization.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Employee participates in a capacity other than in the Employee’s capacity as an employee or director of USB, the Bank or any affiliate or as a shareholder of USB.

(f)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)“Customers” shall include, without limitation, any and all customers, clients, depositors and borrowers of the Bank or any of its subsidiaries or affiliates.

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)“Good Reason” means, with respect to a resignation by the Employee, any one of the following events arising after the Effective Date, but only if (i) such event occurs without the Employee’s prior written consent; (ii) such event is not cured within 30 days after the Employee gives written notice to the Company describing such event in detail and demanding cure; (iii)

such cure notice is given within 90 days after the Employee learns of the occurrence of such event; and (iv) the Termination Employment occurs within 10 days after the expiration of any cure right: (A) an assignment of duties to the Employee that are materially inconsistent with and demonstrably inferior to the Employee’s position as it existed immediately prior to the Post-Change in Control Period, or (B) a material decrease in the Employee’s annual base salary rate, or (C) a material breach of this Agreement by the Company.

(j)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(k)“Post-Change in Control Period” means the last day of the eighteenth (18th) calendar month immediately following the calendar month containing the effective date of a Change in Control.

(l)“Termination of Employment” means a termination of the Employee’s employment with the Bank, USB, and all affiliated companies that, together with the Bank and USB, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder, which termination constitutes a “separation from service” within the meaning of Code Section 409A.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first above written.

UNITED SECURITY BANCSHARES, INC.

By: /s/ Andrew C. Bearden, Jr.

         Andrew C. Bearden, Jr.

          Chairperson of the Board

FIRST UNITED SECURITY BANK

By: /s/ Andrew C. Bearden, Jr.

         Andrew C. Bearden, Jr.

          Chairperson of the Board

EMPLOYEE:

/s/ Anthony G. Cashio

Anthony G. Cashio